  EXHIBIT 13.22

Active Duty Passive Income® Podcast Episode No. 266

Host: Kevin Brenner | Date Aired: 10/10/2022

INTRO – [0:00]

You're listening to the Active Duty Passive Income® Podcast the number one resource for active duty veterans and their families who want to learn how to build real wealth through real estate investing. Each week we sit down with top military real estate investors, industry experts and leaders who share their secrets to success in the real estate game. Now get off your ass get motivated and take action to make your financial freedom dreams a reality.

PREROLL – [0:00]

Hey what’s going ADPI Nation. Before we start today’s episode I’m legally obligated to read you this disclaimer. So let’s get started!

The information provided herein does not, and is not intended to, constitute legal advice; instead, all information, content, and materials are for general informational purposes only.  Information contained herein may not constitute the most up-to-date legal or other information. Listeners should contact their attorney to obtain advice with respect to any particular legal matter.  No listener should act or refrain from acting on the basis of information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent into the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund's offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund's offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. It is important that listeners read the offering statement filed with the SEC.

Kevin Brenner – [2:48]

Hey how’s it going ya’ll? Kevin Brenner here, host of the Active Duty Passive Income® Podcast.

And in today’s kind of short miniature compressed podcast. I wanted to come together and provide you mainly an update to what is going on with ADPI Capital™.

I’m sure there’s a lot of interest from a lot of you who indicated interest in getting involved in ADPI Capital™ and I want to let you know where we’re at and I got to cover some points as we’re continuing through the regulation process with the Securities and Exchange Commission and other federal regulators.

You know I have to go through some points on specific things that we updated. So, you know, it’s going to be informational these next 10 to 15 minutes but it’s also, you know, stuff that we need to, you know, get out there and kind of correct the record on what we did before so really this podcast is to… this episode is to update and correct the information that was originally aired in Episode 246 on May 23rd, 2022. A couple months ago we had a podcast about ADPI Capital™ and what we were doing and now things have changed, things have shifted, so I wanted to “clear the air” if you will and correct the record.

So pretty much we’re going to go through some specific points here on things that have changed then I’m going to go and explain a little bit more into detail on some of these points and how it could really affect a, you know, prospective investor not even an investor but someone who has indicated “interest” and they may be on the wait list.

So first off, let’s talk about where we are. We are still in the “Test the Waters” phase of this process and that means we are not qualified by the Securities and Exchange Commission yet. We’ve gone back and forth on multiple rounds of comments, and they take weeks and weeks and weeks, and our legal team is working very closely with them and working with us and we’re doing everything that we can to answer their comments in a timely manner, respond, change our processes, change our procedures, and really the goal is to become qualified, because we cannot actually sell any securities until we are qualified.

Obviously, we hoped that would happen sooner than later but we can’t state that with certainty that at this time we’re going to be qualified because we just don’t know. We just don’t know and we’ll just continue to work with the regulators and make sure that everything we do is one hundred percent compliant. It’s the ADPI way we wouldn’t do it any other way. So just putting it out there right there where we are in the process.

Next to talk about here is some language that you may have seen changed. So we used to use this term “soft commitment” and really we changed it across all of our offering materials and our marketing and emails and everything. You may have seen it change and we call it “indications of interest” now and the reason we did that is because one of the rules and regulations that the SEC put out or that we have to follow is that until you are qualified, there is actually no commitment of any kind that is being solicited by us, the company, and part of “Test the Waters” is just about gathering these indications of interest so that the fund, us at ADPI Capital™, that we could contact potential investors once the offering statement is qualified by the Securities and Exchange Commission.

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So really we’re building a list of people who have said, “Hey! I’m interested and I’m raising my hand. I’ve indicated my interest and when the time comes and when you are qualified, I may make a decision one way or the other.” That’s all this is. We are not accepting capital. We are not selling securities. We are not doing any of that yet. That happens after we’re qualified and we’re working right now to just get qualified. You may have seen, for example on our investor portal, some language change where it uses say “soft commit” and now it says “I’m interested” or you may have seen language in marketing materials, in emails that have been resent, to be updated things like that. All of that gone out and we’ve changed that language. We’re not allowed to say or even reference or refer to the word “commit” because there’s no actual commitment at this time. There’s no commitment at all it’s just simply, like I said, an indication of interest on people who might want to get in on this potential opportunity, right? So, that’s one more significant change on things that we’ve been working on.

Another thing we’ve been working on is our Bonus Share Program. If you remember when we first launched way back in the Spring, we had a kind of robust albeit confusing Bonus Share Program. But, what we learned is that it was too complex for its own good so we had to shrink it down and simplify it and make it not based on when an investor or a potential investor invests into the fund but mainly just how much they invest in the fund.

So pretty much the more you invest, if you get over a certain threshold which I’ll explain next, then you get shares at a cheaper price point which means you get more shares and everything’s great. So, we had to change that because before we had a kind of price point of how much and then we like also had a when. But we just got rid of the when factor because that was a bifurcation and we’re not allowed to do that so we kind of reorganized that and you may have noticed that in updated emails and so on and so forth.

But pretty much the way it goes down is that if an investor, once we’re qualified and we’re accepting capital into the fund obviously, invests up to $74,999 you’re going to get the standard price per unit or price per share in Class A shares which is $100 per unit or per share. We call them units, right? If you invest $75,000 to a $149,999, you can get those units not at a hundred dollars per unit but $99.75 per unit. And if you invest over a $150,000 in the fund you can get each unit at $99.50 per unit. So the more you invest, the cheaper the units become and therefore the more units you end up with strictly based on the amount that you invest.

That was a more substantial change that I want to talk about and again these are all updates this is all from working with the Securities and Exchange Commission, working with our legal team, and putting the best and most compliant offering out there for our community because that’s what all of this is about, right? We’re still calling it the “Bonus Share Program”, but it just got a little bit of a face-lift if that make sense. Something else that I want to make super clear is that the issuer in this business…when you have an offering like this there are issuers, and we, ADPI Fund 1 LLC, are the issuers. Now we refer to the Fund as Equity Fund 1™ so when you have an LLC and you can do kind of like a doing business as or DBA, we kind of have that going on right now. You’ll hear a lot about Equity Fund 1™ this and Equity Fund 1™ that, but in reality, I want to make super crystal clear, that the issuer of this offering is actually ADPI Fund 1 LLC.

Once we’re qualified and if you have indicated interest and you want to press forward with everything, you’ll see on your paperwork it’ll say ADPI Fund 1 LLC and you won’t see things that say Equity Fund 1™ anymore because the issuer is actually ADPI Fund 1 LLC. That’s just a discrepancy that we had some questions on and I wanted to clear that up as well so just more updates.

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Here’s another big update. So previously you may have seen some discussions on our rate of return and equity multiples and everything that we’ve underwritten and how that works in the Fund but really what we’ve learned is that in the Testing the Waters phase we’re not allowed to discuss any projected returns or distribution waterfalls or anything like that.

So remember, this Fund Equity Fund 1™ - also known as - ADPI Fund 1 LLC the issuer, we are investing in what exactly? Well, it’s Commercial Real Estate but specifically it’s Multifamily Real Estate, it’s Self-Storage Facilities, and it’s Mobile Home Parks and we are not going to invest in a deal that doesn’t produce at least 8% targeted average annual return. That’s how we look to provide returns to perspective investors once we are qualified is because we have very strict thresholds on what we will invest in and therefore a lot of that is based on everything gets passed to those prospective investors.

There are just some things that we can talk about and some things that we can’t talk about but it’s super important to note that in any investment there is no return that can be guaranteed.

Whatever numbers you see on stuff from us or anyone else in the space offering in any other security offerings out there, syndications or anything, nothing is guaranteed, and you have to understand that all investments carry risk, so I want to be crystal clear on that as well.

As far as distributions go, you can expect distributions in the Fund every quarter but that is subject to the distributable cash availability. So what does that mean? Let’s say we’re invested in a Mobile Home Park, Self-Storage Facility, and large Multifamily building. What that means is that the cash flow is going to come back from all of those assets and the bills are going to get paid and then everything that’s left over is called “distributable cash” and then that distributable cash will get sent to investors based on the amount of shares (or units) that they have like we talked about earlier.

It’s important to understand that as we kick off the Fund and we’re getting into these first deals that there’s going to be a waiting period. Prospective investors shouldn’t expect any distributions for at least six month minimum until the minimum amount is raised and deployed towards the purchase of the first property because we’re going to raise the capital, we’re going to pool the capital, and then we’re going to use that to go in and purchase real estate assets.

So if you’re getting in very early in the Fund, you shouldn’t expect distributions and distributable cash right away because we have to find, identify, and close on the property and that takes a little bit of time. The rule of thumb here is six months. Six months after the minimum offering amount has been raised, which is $1M - that’s our minimum. Once that $1M is raised and deployed into a deal (or deals) -  six months after that, that’s the time that you can begin expecting those first quarterly distribution to come through and obviously we’re going to keep you completely updated on everything that’s going down.

I just wanted to make that more clear in what type of assets we invest in, the minimum return that we look for from those assets again we’re looking for a targeted 8% average annual return from those assets, and how those distributions will work in reality because we had a lot of questions on that and I just wanted to, like I said, clear the air and update everyone on what’s going on.

And finally the last thing that I want you to understand is that all of this stuff… all of the things these fillings and the paperwork that we’re turning in to the Securities and Exchange Commission, it’s actually all public information and you can get any preliminary offering circular. You can get it online but the easiest way to get it honestly is to contact us at ADPI Capital™.

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You can contact me via email at invest@adpicapital.com or our address:

ADPI Capital™

6809 Main Street, Unit 619

Cincinnati Ohio, 45244

You can also reach us via phone at 701-484-2374.

All of those places you can reach out and we can get you the absolute latest preliminary offering circular out to you and you can review it and of course we’re going to keep everyone updated on this process. All of these changes that we’re working with on, with our federal regulators and partners, they’re all super important and obviously we’re learning a lot on our end but we’re doing this and we’re going through this because we want to provide a really great thing for the community and we strongly believe that that’s what we’re doing.

We’re really building that pathway for our community and we’re excited to hopefully soon be qualified by the Securities and Exchange Commission. Again if you have any questions the best way to reach out to me is just shoot me in email, invest@adpicapital.comor just go to our website www.adpicapital.com where you’ll learn everything you need to know. You can look up our FAQs, you can go to the investor portal look at all the Frequently Asked Questions that are constantly being updated, and you can check it out and see if it’s something that you’re interested in. If it is, you can indicate your interest right there you just click the blue button it says “I’m interested” and you’ll be on your way.

I really appreciate everyone listening and tuning in to this podcast as we provide these necessary updates but really I think it’s been a while and I think it’s the right thing to do as far as letting everyone in the community know where we are in the process.

It’s been exciting, besides its ups and downs, but we are ready and we have everything lined up and we’re really hoping that soon we’ll be qualified and we’ll be ready to go and we obviously we’ll keep you posted on everything that’s going on.

With that, we’ll be heading to ADPICON coming up soon so I hope to see you all there. Make sure if you see me, come up to me, introduce yourself, tell me you listen to the podcast and I guarantee you that will 100 percent brighten my day and we’ll have a really great conversation in person in New Orleans. I cannot wait.

Alright, I’ll see you in New Orleans ya’ll!

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